EnerTeck [LOGO]
EnerTeck Chemical Corp.

10701 Corporate Dr. #150
Stafford, TX 77477

phone: 281-240-1787
  Fax: 281-240-1828

  www.enerteck.net

Exhibit 99.2
Leon van Kraayenburg resignation letter

                                INTER OFFICE MEMO



To: Dwaine Reese      &  Parry Ketchmark                 Date: February 24, 2005
    CEO & Director       President & Director

From: Leon van Kraayenburg

CC: Gary Aman     & Jack Cowles
    Directors       Director
    Malone and Bailey - Auditors - Attn: John Malone
                                         David Grossman

Subject: Resignation due to Non-Payment of Compensation:

Dear Gentleman:

The writing hereof serves to advise you that effective close of business today if my unpaid salary is not paid in full, pursuant to my demand letter of February 10, 2005, I will be left with no alternative but to resign my positions effective immediately as Executive Vice President and Chief Financial Officer of EnerTeck Chemical Corp., the wholly Owned Subsidiary of EnerTeck Corporation and also the position of Executive Vice President and Chief Financial Officer of EnerTeck Corporation, Parent to EnerTeck Chemical Corp.

The reasons for my resignation include but are not limited to the fact the aforementioned Companies continue not to pay their senior executive officers, and all too often places a priority on the payment to its vendors over and above that of the first priority expenses of the Corporations, namely, salaries, wages and commissions. Despite my demands, my salary has yet to be paid pursuant to my employment agreement, and you leave me no alternative but to resign from the positions as stated above.

My letter of February 10, clearly stated that I would be on vacation and would not do any additional work until this issue was resolved and it appears that no resolution is in sight. Therefore, effective close of business today, I will forward the corporate computer in my possession and its contents via courier service to the corporate offices located at 10701 Corporate Drive, suite 150, Stafford, Texas 77477.

Page -2-
Inter-Office Memo
Subject: Resignation due to Non-Payment of Compensation:

As previously mentioned, I have grave concerns, and that substantial doubt exists about the ability of the Companies to continue as going concerns. There are no plans that I am aware of to mitigate these concerns. I have made recommendations in the past that the Company consider filing for bankruptcy, as it is my opinion that the Company and its subsidiary are bankrupt. The debt of the Companies has approached $500,000, and there are no receivables recorded on the books from sales, and no sales appear to be imminent. Additionally, there is no indication of any financing available to the Company. Many vendors and employees have not been paid in over four months and in some cases 18 months. I still strongly recommend that the Company file for Chapter 11 bankruptcy protection.

It is my understanding that as a company approaches insolvency or is insolvent, it becomes the responsibility of the directors to properly direct their attentions to the creditors, both unsecured and secured, and their duties are no longer to that of the shareholders.

I am also left with no alternative but to collect my unpaid wages through remedies available to me through the Texas Employment Commissioner, the Labor Department and the District Attorneys office. The amount now due to me through the close of business February 24, 2004 is $24,142.85 in salary and unused earned vacation of 7 days in the amount of $1,938.46 for a total of $26,081.51 and applicable reasonable interest charges for each day the salary is late. Furthermore the Company has not paid for the costs applicable to our family medical insurance which may have a substantial effect on us personally if cancelled. The Company must insure proper access to Cobra insurance.

I am available on a contract consulting basis to consult with any future Chief Financial Officer you may appoint or with the Company auditors to assist in the transition to the new Chief Financial Officer, at times acceptable to me, at a contract consulting rate of $250.00 per hour, plus out of pocket expenses, which I will require in advance.

Sincerely,



Leon van Kraayenburg.